Filed Pursuant to Rule 433
Registration No. 333-289172
June 1, 2026

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated June 1, 2026)

Issuer:	Southern Power Company
Security:	Series 2026A 4.80% Senior Notes due June 15, 2031
Expected Ratings:*	Baa1 (Stable)/BBB+ (Stable)/BBB+ (Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$600,000,000
Initial Public Offering Price:	99.972%
Maturity Date:	June 15, 2031
Treasury Benchmark:	4.125% due May 31, 2031
Benchmark Treasury Yield:	4.186%
Spread to Treasury:	+62 basis points
Re-offer Yield:	4.806%
Optional Redemption:
Make-Whole Call:	Prior to April 15, 2031 at T+10 basis points
Par Call:	On or after April 15, 2031 at 100%
Call for Tax Credit Event:	In whole, but not in part, at 101% of the principal amount, plus any accrued and unpaid interest thereon (notice may be issued no later than December 31, 2026, for a redemption not less than 15 nor more than 60 days after such notice)
Coupon:	4.80%
Interest Payment Dates:	June 15 and December 15 of each year, beginning December 15, 2026
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	843646 AZ3/US843646AZ36
Trade Date:	June 1, 2026
Expected Settlement Date:	June 4, 2026 (T+3)
Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc.
Co-Managers:	Loop Capital Markets LLC
BBVA Securities Inc.
TD Securities (USA) LLC
FHN Financial Securities Corp.
Hancock Whitney Investment Services, Inc.
AmeriVet Securities, Inc.
Cabrera Capital Markets LLC
Independence Point Securities LLC
Security Capital Brokerage, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The term “Tax Credit Event” has the meaning ascribed to it in the issuer’s Preliminary Prospectus Supplement dated June 1, 2026.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Southern Power Company collect at 1-404-506-0727, BMO Capital Markets Corp. toll free at 1-888-200-0266, BofA Securities, Inc. toll free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, PNC Capital Markets LLC toll free at 1-855-881-0697 or SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com.